Exhibit 23.5

Level 9, 80 Mount Street

North Sydney, NSW 2060

Australia

CONSENT OF THIRD-PARTY QUALIFIED PERSON

Behre Dolebear Australia Pty Ltd (“BDA”), in connection with the Registration Statement on Form F-4 dated December 23, 2022 filed by Metals Acquisition Limited and any amendments or supplements and/or exhibits thereto (collectively, the “Form F-4”) disclosing the Technical Report (as defined below), consents to:

●	the public filing and use of the technical report summary titled “Technical Summary Report – CSA Copper Mine – New South Wales - Australia, effective as of October 10, 2022, by Behre Dolbear Australia Minerals Industry Consultants and other qualified persons,” (the “Technical Report Summary”), with an effective date of October 10, 2022, and that was prepared in accordance with Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, as an exhibit to and referenced in the Form 8-K;

●	the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form F-4 and any such Technical Report Summary; and

●	the information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form F-4.

BDA is responsible for authoring, and this consent pertains to, the entirety of the Technical Report Summary, except for Section 9.4.

Dated this December 23, 2022

/s/ Malcolm C Hancock
Malcolm C Hancock
Executive Director and Authorized Person for
Behre Dolbear Australia Pty Ltd, a Qualified Third-Party Firm

/s/ John S McIntyre
John S McIntyre Managing Director and Authorized Person for
Behre Dolbear Australia Pty Ltd, a Qualified Third-Party Firm